ICAHN ENTERPRISES L.P. 16690 Collins Avenue, PH-1 Sunny Isles Beach, FL 33160 November 8, 2024 Board of Directors CVR Energy, Inc. 2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 Ladies and Gentlemen: As you know, subsidiaries of Icahn Enterprises L.P. (“IEP”) beneficially own 66,692,381, or 66.3%, of the outstanding shares of common stock of CVR Energy, Inc. (“CVR”). We would like to discuss a potential offer in which Icahn Enterprises Holdings L.P., a subsidiary of IEP, or a subsidiary thereof (the “Offeror”), would commence a tender offer for the purchase of additional outstanding shares of common stock, par value $0.01, of CVR (“Shares”). Specifically, we are proposing that the Offeror commence a tender offer to acquire up to 15 million additional Shares (the “Maximum Tender Amount”) for a purchase price of $17.50 per Share, representing a premium of approximately 6% to the closing price of the Shares on November 7, 2024 and a premium of approximately 5% to the volume-weighted average price of the Shares during the last 7 trading days. Our proposal further contemplates that the Offeror would acquire all Shares properly tendered in the tender offer up to the Maximum Tender Amount, and that the tender offer will not be subject to a minimum tender condition. Thus, if the proposed tender offer were to be fully or over-subscribed, IEP would beneficially own 81,692,381, or approximately 81.3%, of the outstanding Shares. Furthermore, in connection with the tender offer, IEP is willing to agree to certain contractual provisions for the benefit of CVR’s public stockholders following completion of the tender offer. IEP expects that a Special Committee of independent directors of CVR will consider our proposal and such other contractual terms, and make a recommendation to CVR’s stockholders or determine to remain neutral with respect to the tender offer. We and our advisors look forward to working with the Special Committee and its advisors to complete a mutually acceptable transaction. We are available at your convenience to discuss any aspects of our proposal. Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you.

2 Very truly yours, ICAHN ENTERPRISES L.P. By: Icahn Enterprises G.P. Inc., its general partner By:_____________________________ Name: Ted Papapostolou Title: Chief Financial Officer Docusign Envelope ID: 3CE1D2B4-6A13-4DF1-817B-1F1D29FA1D4E